Exhibit 5.2

787 Seventh Avenue New York, NY 10019-6099 Tel: 212 728 8000 Fax: 212 728 8111

May 21, 2026

Kraft Heinz Foods Company

One PPG Place

Pittsburgh, Pennsylvania 15222

Re:	Kraft Heinz Foods Company.

€500,000,000 3.500% Senior Notes due 2031 and €500,000,000 3.950% Senior Notes due 2034

Ladies and Gentlemen:

We have acted as special Pennsylvania counsel to Kraft Heinz Foods Company, a Pennsylvania limited liability company (the “Company”), in connection with the Registration Statement on Form S-3 (File No. 333-284906-01) (the “Registration Statement”), which was filed by the Company and The Kraft Heinz Company, a Delaware corporation (the “Guarantor”), with the Securities and Exchange Commission (the “SEC”) in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of certain securities of the Company, and the issuance by the Company of €500,000,000 aggregate principal amount of the Company’s 3.500% senior notes due 2031 (the “2031 Notes”) and €500,000,000 aggregate principal amount of 3.950% senior notes due 2034 (the “2034 Notes” and, together with the 2031 Notes, the “Notes”), as described in the Company’s Prospectus, dated February 13, 2025 (the “Base Prospectus”), and Prospectus Supplement, dated May 7, 2026 (the “Prospectus Supplement” and, together with the Base Prospectus, the “Prospectus”). The Registration Statement became effective on February 13, 2025. This opinion letter is being furnished in accordance with the requirements of Item 16 of Form S-3 and Item 601(b)(5)(i) of Regulation S-K promulgated under the Securities Act.

The Notes are being issued under that certain indenture dated as of July 1, 2015 (the “Base Indenture”) among the Company, the Guarantor and Deutsche Bank Trust Company Americas (as successor trustee to Wells Fargo Bank, National Association), as trustee (the “Trustee”), as previously supplemented and as further supplemented by the supplemental indenture, dated as of May 21, 2026 (the “Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), and are being offered to the public in accordance with an Underwriting Agreement, dated May 7, 2026 (the “Underwriting Agreement”), among the Company, the Kraft Heinz Company, and the Underwriters named on Schedule I thereto. Capitalized terms used and not defined herein shall have the meanings assigned to them in the Prospectus or the Indenture.

NEW YORK WASHINGTON HOUSTON PALO ALTO SAN FRANCISCO CHICAGO

PARIS LONDON FRANKFURT BRUSSELS MILAN ROME

Kraft Heinz Foods Company

May 21, 2026

In connection with this opinion letter, we have reviewed the following documents: (a) the Registration Statement; (b) the Base Prospectus; (c) the Prospectus Supplement; (d) the Base Indenture; (e) the Supplemental Indenture; (f) the global note certificates dated the date hereof representing the Notes; and (g) the Underwriting Agreement.

In addition, we have examined and relied upon the following:

(i) a certificate from the Secretary of the Company certifying as to (A) true and correct copies (1) of the Amended and Restated Articles of Incorporation and Bylaws, as amended, of the Company as in effect on July 1, 2015 (the “Corporate Organizational Documents”) and (2) the Certificate of Organization and Operating Agreement of the Company (the “LLC Organizational Documents”, and together with the Corporate Organizational Documents, the “Organizational Documents”); (B) the resolutions of the Board of Directors or Board of Managers of the Company authorizing, as applicable (1) the issuance, execution, delivery and performance of the Underwriting Agreement, the Base Indenture, the Supplemental Indenture and the Notes by the Company and (2) the sale of the Notes by the Company pursuant to the Underwriting Agreement (the “Authorizing Resolutions”); and (C) the incumbency and specimen signature(s) of the individual(s) authorized to execute and deliver the Underwriting Agreement, the Base Indenture, the Supplemental Indenture and the Notes on behalf of the Company;

(ii) a certificate dated May 20, 2026 issued by the Office of the Secretary of the Commonwealth of Pennsylvania, attesting to the subsistence of the Company in the Commonwealth of Pennsylvania (the “Status Certificate”); and

(iii) such other instruments, documents, corporate records and certificates of public officials and certificates as to factual matters as we have deemed relevant and necessary as a basis for the opinions and statements hereinafter set forth.

We have assumed the authenticity, accuracy and completeness of all documents, records and certificates submitted to us as originals, the conformity to the originals of all documents, records and certificates submitted to us as copies and the authenticity, accuracy and completeness of the originals of all documents, records and certificates submitted to us as copies. We have assumed the legal capacity and genuineness of the signatures of persons signing all documents in connection with the opinions set forth below. As to factual matters, we have relied upon certificates of public officials, certificates and statements (including the representations and warranties contained in the Underwriting Agreement) of officers of the Company and such other documents as we have deemed necessary or appropriate to enable us to render the opinions and statements expressed below, and we have not undertaken any independent investigation to determine the existence or absence of such factual matters.

Based upon and subject to the foregoing, and subject to the further limitations, qualifications and assumptions stated herein we are of the opinion that:

The Notes have been authorized, executed, and delivered by the Company.

Kraft Heinz Foods Company

May 21, 2026

The opinions expressed herein are limited in all respects to the laws of the Commonwealth of Pennsylvania (“Applicable Law”), and no opinion is expressed with respect to the laws of any other jurisdiction or any effect which such laws may have on the opinion expressed herein. We express no opinion as to the application of the securities or blue sky laws of the several states to the sale of the Notes. We express no opinion as to the ordinances, statutes, administrative decisions, orders, rules and regulations of any municipality, county, special district or other political subdivision of a state. We express no opinion as to the validity, binding effect or enforceability of the Base Indenture, the Supplemental Indenture, the Notes, the Underwriting Agreement or any other document referred to therein or in the Registration Statement.

This opinion letter is rendered as of the date hereof based upon the facts and law in existence on the date hereof. We assume no obligation to update or supplement this opinion letter to reflect any circumstances that may come to our attention after the date hereof with respect to the opinion and statements set forth above, including any changes in applicable law that may occur after the date hereof.

We consent to the filing of this opinion letter as an exhibit to the Company’s Current Report on Form 8-K to be filed in connection with the issuance and sale of the Notes, which will be incorporated by reference into the Registration Statement and the Prospectus and to the use of our name under the heading “Legal Matters” contained in the Prospectus. In giving our consent, we do not thereby concede that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC thereunder.

Very truly yours,

/s/ Willkie Farr & Gallagher LLP